As filed with the Securities and Exchange Commission on December 27, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________

BIOLINERX LTD.
(Exact Name of Registrant as Specified in its Charter)
__________________________

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
__________________________

BioLineRx Ltd.
2 HaMa’ayan Street
Modi’in 7177871, Israel
(972) (8) 642-9100
(Address of principal executive offices)
__________________________

BioLineRx Ltd. Amended and Restated 2003 Share Incentive Plan
(Full title of the Plan)
__________________________

BioLineRx USA, Inc.
77 Fourth Ave
Waltham, Massachusetts 02451
(617) 859-6409
(Name, Address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Copies of all correspondence to:

Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 (0) 3.636.6000	Sharon Rosen, Adv. FISCHER (FBC & Co.) 146 Menachem Begin Street Tel Aviv 6492103, Israel Tel: +972 -3-6944111
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

EXPLANATORY NOTE

BioLineRx, Ltd. (the “Company”) initially filed a registration statement on Form S-8 (SEC File No. 333-176419) with the Securities and Exchange Commission (the “SEC”) in connection with the registration of an aggregate of 1,000,000 Ordinary Shares (equivalent to 66,666 ADSs, based on each ADS representing 15 ordinary shares) to be issued under the Plan. In September 2012, the Company filed another registration statement on Form S-8 (SEC File No. 333-183976) in connection with the registration of an additional 2,000,000 Ordinary Shares (equivalent to 133,333 ADSs, based on each ADS representing 15 ordinary shares) to be issued under the Plan. In December 2014, the Company filed another registration statement on Form S-8 (SEC File No. 333-201326) in connection with the registration of an additional 1,600,000 Ordinary Shares (equivalent to 106,666 ADSs, based on each ADS representing 15 ordinary shares) to be issued under the Plan. In January 2016, the Company filed another registration statement on Form S-8 (SEC File No. 333-208865) in connection with the registration of an additional 5,000,000 Ordinary Shares (equivalent to 333,333 ADSs, based on each ADS representing 15 ordinary shares) to be issued under the Plan, as amended by Post-Effective Amendment No. 1 on Form S-8 filed in March 2017. In January 2023, the Company filed another registration statement on Form S-8 (SEC File No. 333-269334) in connection with the registration of an additional 106,218,486 Ordinary Shares (equivalent to 7,081,232 ADSs, based on each ADS representing 15 ordinary shares) to be issued under the Plan. In December 2023, the Company filed another registration statement on Form S-8 (SEC File No. 333-276325) in connection with the registration of an additional 57,500,000 Ordinary Shares (equivalent to 3,833,333 ADSs, based on each ADS representing 15 ordinary shares) to be issued under the Plan. These previously-filed registration statements are referred to collectively herein as the “Prior Registration Statements.”

In accordance with General Instruction E to Form S-8, the Company is filing this registration statement on Form S-8 solely to register an additional 30,000,000 Ordinary Shares (equivalent to 2,000,000 ADSs, with each ADS representing 15 ordinary shares) which may be issued under the Plan over and above the number of Ordinary Shares issuable pursuant to the Plan that were registered under the Prior Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in their entirety, with the exception of Items 3 and 8 of Part II of such Prior Registration Statements, each of which is amended and restated in its entirety herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows the Company to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 26, 2024, as amended on March 26, 2024;

•
our Reports on Form 6-K filed with the SEC on April 1, 2024, April 10, 2024, April 17, 2024, May 6, 2024, May 17, 2024, May 24, 2024, May 28, 2024, May 30, 2024, June 18, 2024, August 15, 2024, August 19, 2024, October 1, 2024, October 16, 2024, November 5, 2024, November 12, 2024, November 21, 2024 and November 25, 2024 (in each case, to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

•
the description of our ordinary shares contained in Exhibit 2.2 to our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 26, 2024, including any amendment or report filed with the SEC for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities have been offered and sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents (other than information that is furnished in such documents but deemed by the rules of the SEC not to have been filed). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

BioLineRx Ltd. 2 HaMa’ayan Street Modi’in 7177871, Israel Attention: General Counsel Tel.: +972-8-642-9100 e-mail: info@BioLineRx.com

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Method of Filing

4.1	BioLineRx Ltd. Amended and Restated 2003 Share Incentive Plan	Filed herewith.

5.1	Opinion of FISCHER (FBC & Co), as to the legality of the securities being registered	Filed herewith.

23.1	Consent of FISCHER (FBC & Co) included in Exhibit 5.1)	Filed herewith.

23.2	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

107	Filing Fee Table	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)          that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Modi’in, State of Israel, on December 27, 2024.
.
BIOLINERX LTD.

By:	/s/ Philip A. Serlin
Philip A. Serlin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer of BIOLINERX LTD. whose signature appears below hereby constitutes and appoints Philip A. Serlin and Mali Ze’evi, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Philip A. Serlin	Chief Executive Officer,	December 27, 2024
Philip A. Serlin	(Principal Executive Officer)

/s/ Mali Zeevi	Chief Financial Officer	December 27, 2024
Mali Zeevi	(Principal Financial and Accounting Officer)

/s/ Aharon Schwartz	Chairman of the Board	December 27, 2024
Aharon Schwartz

/s/ B.J. Bormann	Director	December 27, 2024
B.J. Bormann

/s/ Gal Cohen	Director	December 27, 2024
Gal Cohen

/s/ Rami Dar	Director	December 27, 2024
Rami Dar

/s/ Raphael Hofstein	Director	December 27, 2024
Raphael Hofstein

s/ Avraham Molcho	Director	December 27, 2024
Avraham Molcho

/s/ Sandra Panem	Director	December 27, 2024
Sandra Panem

/s/ Shaoyu Yan	Director	December 27, 2024
Shaoyu Yan

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of BioLineRx Ltd. has signed this registration statement on December 27, 2024.

BioLineRx USA, Inc.

By:	/s/ Phil Serlin
Name: Phil Serlin
Title: Authorized Person